Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our reports dated April 29, 2011 (except for the effects of the restatement discussed in the second paragraph to Note 2(z) to the consolidated financial statements and the financial statement schedule listed in Item 18.1, as to which the date is March 13, 2012), with respect to the consolidated financial statements of Ocean Rig UDW Inc. included in Ocean Rig UDW Inc.’s Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission and incorporated by reference in the Prospectus included in Ocean Rig UDW Inc.’s Registration Statement on Form F-1 (File No. 333-180241). We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Ernst & Young AS

Stavanger, Norway

April 11, 2012